EXHIBIT 99.9

May 7, 2002

Securities and Exchange Commission

450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

      Arthur Andersen LLP has represented to us that its audit was subject to Andersen’s quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation.

The Advisory Board Company

By:	/s/ DAVID L. FELSENTHAL _______________________________________ David L. Felsenthal Chief Financial Officer, Secretary and Treasurer